EXHIBIT 99.1

CNB Bancorp, Inc.

Rights Offering Subscription Agreement

CNB Bancorp, Inc.

11407 Windsor Boulevard

Windsor, Virginia 23487

Attn: Elizabeth T. Beale, Chief Financial Officer

Ladies and Gentlemen:

Subject to the terms of the rights offering described in the Prospectus dated October 17, 2006 of CNB Bancorp, Inc., a Virginia corporation (the “Company”), I hereby subscribe for the number of shares of common stock of the Company set forth below for a purchase price of $6.75 per share. Enclosed with this Subscription Agreement is my check or money order made payable to “CNB Bancorp, Inc.” evidencing $6.75 for each share subscribed for, which funds are to be held in escrow as described in the Company’s prospectus.

I understand that this subscription agreement and full payment for shares of common stock subscribed for by me must be received by the Company prior to 5:00 p.m. Eastern Time on Tuesday, November 7, 2006, or I will forfeit my right to purchase shares in the rights offering.

I understand that my subscription is conditioned upon acceptance by the Company and subject to the additional conditions described in “The Rights Offering” in the prospectus. I further understand that the Company, in its sole discretion and without notice, may reject my subscription in whole or in part, for any reason or no reason, and may allot to me fewer shares than I have subscribed for. In the event the subscription offering is terminated, funds paid under this Subscription Agreement will be returned to me without interest.

I certify that I have read and understand the Prospectus and that I am relying on no representations other than those set forth in the Prospectus. I understand that when this Subscription Agreement is executed and delivered, it is irrevocable and binding upon me. I further understand and agree that my right to purchase shares hereunder may not be assigned or transferred to any third party without the express written consent of the Company.

I HAVE READ AND UNDERSTAND THIS SUBSCRIPTION AGREEMENT.

Under the penalty of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (2) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Signature*	Additional Signature (if required)

Date:

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

IMPORTANT – Please complete the reverse side.

CNB Bancorp, Inc.

Rights Offering Subscription Agreement

Number of Shares Subscribed:  ______________

Aggregate Price Included ($6.75 per share):  ______________

Name(s) in which Common Stock is to be Registered

Address (Street or P.O. Box)

City, State and Zip

( )	( )

Daytime Phone	Evening Phone

Taxpayer ID (Social Security No.)	E-mail Address

Legal Form of Ownership:

—	Individual	—	Joint Tenants with Right of Survivorship
—	Tenants in Common	—	Uniform Transfers to Minors
—	Other

Complete all blanks on this Subscription Agreement, make checks or money orders payable to “Community National Bank of the Lakeway Area” and mail or deliver this Subscription Agreement and your check or money order to:

CNB Bancorp, Inc.

11407 Windsor Boulevard

Windsor, Virginia 23487

Attn: Elizabeth T. Beale, Chief Financial Officer

Telephone: (757) 242-4422

Any questions concerning subscriptions or the rights offering may be directed to the above address.

TO BE COMPLETED BY THE COMPANY

Accepted as of ___/___/2006, as to ______________ shares.

CNB BANCORP, INC.

By:

Signature

Print Name